Exhibit 99.2

Megalith Financial Acquisition Corp. Announces Closing of $150,000,000 Initial Public Offering

New York, NY – August 28, 2018 –Megalith Financial Acquisition Corp. (NYSE:MFAC.U) (the “Company”) announced today that it closed its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $150,000,000.

The Company’s units began trading on the New York Stock Exchange under the ticker symbol “MFAC.U” on August 24, 2018. Each unit consists of one share of the Company’s Class A common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the New York Stock Exchange under the ticker symbols “MFAC” and “MFAC.W”, respectively.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on companies in the financial technology or financial services industries.

Chardan acted as sole book running manager in the offering. BTIG, LLC acted as lead manager and Northland Capital Markets and I-Bankers Securities, Inc. acted as co-managers in the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $151,500,000 (or $10.10 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of August 28, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Chardan Capital Markets, LLC, 17 State Street, 21st Floor, New York, New York 10004.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on August 23, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

A.J. Dunklau

Megalith Financial Acquisition Corp.

(212) 235-0438